Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation for 2010 and 2009 as described in Note 12), on the consolidated financial statements of Heckmann Corporation and subsidiaries as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010, which appears on page F-3 of the Annual Report on Form 10-K of Heckmann Corporation for the year ended December 31, 2011, and to the reference to our Firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ GHP HORWATH, P.C.

Denver, Colorado

March 14, 2012